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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 10, 2017

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814) 870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. [  ]

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Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2017, Erie Indemnity Company (the “Company”) agreed to the guaranteed maximum price terms (the “GMP Amendment”) of a construction management agreement (the “Agreement”) with P.J. Dick, Inc. (“Construction Manager”). The Agreement was initially dated February 27, 2015 between Erie Insurance Exchange, a Pennsylvania-domiciled reciprocal insurer (“Exchange”) and Construction Manager. On January 16, 2017, Exchange transferred all of its rights, benefits, interests and obligations in and under the Agreement to the Company (the “Assignment”). Under the terms of the Agreement, Construction Manager will manage the construction of an approximately 340,000 square foot new office building on the Erie Insurance Home Office campus in downtown Erie, Pennsylvania (the “Project”).

Under the terms of the Agreement, Construction Manager is responsible for the construction of the Project and has agreed that the total cost of the Project will not exceed the guaranteed maximum price of $99,875,531, which amount is subject to change based on agreed-upon changes to the scope of work. The date for substantial completion of Construction Manager’s work on the Project is set as January 20, 2020, which is also subject to adjustment in accordance with the terms of the Agreement. The Agreement is subject to customary undertakings, covenants, obligations, rights and conditions.

The foregoing summary of the Agreement, the Assignment and the GMP Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, the Assignment and the GMP Amendment, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

July 14, 2017	By:	/s/ Brian W. Bolash

Name: Brian W. Bolash
Title: Corporate Secretary and Senior Counsel